EXHIBIT 99.1
                                                                   ------------


P R E S S   R E L E A S E
-------------------------------------------------------------------------------
                               Contacts:   Duane Reade Holdings, Inc.
                                           John Henry
                                           (212) 273-5746
                                           SVP - Chief Financial Officer

                                           Investors: Cara O'Brien/Caren Barbara
                                           Press: Melissa Merrill
                                           (212) 850-5600
                                           Financial Dynamics
-------------------------------------------------------------------------------

      DUANE READE HOLDINGS, INC. REPORTS PRELIMINARY FIRST QUARTER RESULTS

          ~ Reports Third Consecutive Quarter of Adjusted FIFO EBITDA
                 Growth on Same-Store Sales Increase of 8.2% ~


NEW YORK, NY - MAY 24, 2007 - Duane Reade Holdings, Inc. today reported preliminary financial results for the first quarter ended March 31, 2007.

KEY HIGHLIGHTS

    o Adjusted FIFO EBITDA improved 40.2% to $12.7 million from $9.1 million in the previous year, representing the third consecutive quarter of year-over-year EBITDA growth.

    o Front-end same-store sales increased 7.6% and pharmacy same-store sales grew 9.0%.

    o Selling, general, and administrative expenses as a percentage of net sales improved to 17.6%, compared to 18.0% in the prior year period.

    o Operating loss was $14.9 million, compared with operating income of $4.2 million for the previous year's first quarter, which was impacted by a one-time labor contingency credit of $18.0 million.

Richard W. Dreiling, Chairman, President and Chief Executive Officer, commented, "Our solid results for the first quarter reflect the ongoing success of Duane Reade Full Potential which we have been implementing over the past five quarters. Same-store sales increases continued to be among the strongest in the industry driven by broad-based gains across many front-end categories as well as a significant strengthening in our pharmacy sales performance. My entire management team has worked hard to generate these results by leveraging new operating processes and disciplines and delivering a superior customer shopping experience."

Net retail store sales, which exclude pharmacy resale activity, increased 6.8% to $400.0 million from $374.4 million in the first quarter of 2006. Total net sales increased 7.4% to $414.4 million from $385.9 million in the first quarter of 2006. Total same-store sales increased by 8.2%, with a front-end same-store sales increase of 7.6% and a pharmacy same-store sales increase of 9.0%. During the first quarter, the Company opened two new stores and closed five stores. At the end of the first quarter the Company operated 245 stores, compared to 247 stores in the previous year.

Front-end sales benefited from continued strong performance in the convenience food, health and wellness and beauty categories. The accelerated growth rate of pharmacy sales was fueled by a strong flu season, the reduced impact of mandatory mail order programs, strong consumer acceptance of the Medicare Part D program and the Company's focus on customer service and convenience. Generic drugs, which typically sell at lower prices but yield higher margins than brand-named drugs, represented approximately 54.3% of pharmacy prescriptions for the first quarter, up by 3.0% from the first quarter of 2006. Same-store prescription volume increased by 4.2%.

Gross margin for the first quarter was 19.5%, flat with the first quarter of 2006. Gross margin on retail sales, which excludes pharmacy resale activity, increased slightly to 20.3% from 20.2% last year, reflecting the continued strengthening of front-end margins, partially offset by reduced pharmacy margins resulting from increased penetration of lower margin Medicare Part D sales combined with reductions in Medicaid reimbursement rates that went into effect in July of 2006. Selling, general and administrative expenses as a percentage of sales improved to 17.6% from 18.0% in the previous year primarily reflecting improved process-driven store level productivity, improved leveraging of costs against strong same-store sales growth and lower promotional costs.

The above factors resulted in a 40.2% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of preliminary operating data, to $12.7 million for the first quarter of 2007, compared with $9.1 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 3.1% from 2.4% in the first quarter of 2006.

Net loss for the quarter was $30.5 million, compared to a net loss of $9.9 million in the prior year period. The previous year included a one-time labor contingency credit of $18.0 million, while the current year's first quarter includes $5.0 million of other expenses compared to $1.1 million of other expenses in the previous year. The increase in other expenses in the current year's first quarter was attributable to $2.4 million of expenses incurred in connection with the Company's former CEO and $1.7 million of closed store expenses. In the previous year, there were $0.6 million of expenses incurred in connection with the Company's former CEO. The increase in costs related to the Company's former CEO is primarily attributable to legal costs in connection with an arbitration litigation.

Total debt at quarter end was $575.7 million, reflecting an increase of $3.2 million from the balance at the end of fiscal 2006. Availability under the Company's revolving credit facility at quarter end was approximately $53.1 million. As previously announced on March 27, 2007, the Company received $13.0 million of proceeds from a sale of preferred stock and common stock warrants to certain affiliates of Oak Hill Capital Partners, L.P. The proceeds are part of a $39.4 million commitment that is being utilized to fund the acquisition of up to eight store leases from the Gristedes supermarket chain as well as certain growth related capital expenditures.

Mr. Dreiling concluded, "As we look to the balance of the year, we are very optimistic about the prospects for Duane Reade. We are on track with our plans to complete the acquisition of the Gristedes leases by the end of June and look forward to the positive contributions that these new locations will have on our growing business. Further, we are pleased that we remain on track to reach our previously provided expectations for Adjusted FIFO EBITDA of $76 million to $80 million, which represents 19% to 26% growth over last year. In short, we are very encouraged by our management team's progress since launching Duane Reade Full Potential and we are confident that we will continue to deliver strong results over the long-term."


OTHER EVENTS

As previously disclosed, the Audit Committee of the Company, with the assistance of independent counsel (which engaged forensic accountants), conducted a review and investigation concerning certain real estate transactions and related matters and whether the accounting for such transactions was proper. That review and investigation has been completed.

As a result of the completion of the review and investigation, the Audit Committee determined that it will not be necessary to restate any previously-issued financial statements for any periods during the 2005 and 2006 fiscal years. However, the independent counsel identified approximately $14.4 million of pre-tax income from real estate transactions and related matters that occurred during the 2000 through 2004 fiscal years (the "Real Estate Related Transactions") for which the Company's accounting was improper. Based on the conclusions of the independent counsel relating to the Real Estate Related Transactions, the Audit Committee determined, on May 22, 2007, that a restatement of the Company's previously-issued financial statements as of and for the five months ended December 25, 2004, the seven months ended July 30, 2004 and the 2000 through 2003 fiscal years (collectively, the "Affected Periods") was required. The restatements of the Affected Period financial statements will have no material impact on the financial statements for any periods in the 2005, 2006 or 2007 fiscal years. The Company anticipates that the restatement of the financial statements as of and for the Affected Periods will include the reversal of the income, expense and other entries related to the Real Estate Related Transactions.

The Company anticipates that it will file restated financial statements as of and for the Affected Periods in its annual report on Form 10-K for the Company's fiscal year ended December 30, 2006, which the Company intends to file once the necessary restatements have been completed.

For a more detailed discussion of the restatements and the Real Estate Related Transactions, please see the Company's current report on Form 8-K, filed today.


CONFERENCE CALL INFORMATION
The Company will hold a conference call on May 24, 2007 at 10:00 a.m. Eastern Time to discuss financial results for the first quarter ended March 31, 2007. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through June 7, 2007. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on May 24, 2007 through June 7, 2007. The replay can be accessed by dialing (877) 519- 4471 access code 8707337.

ABOUT DUANE READE
Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of March 31, 2007, the Company operated 245 stores.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IN ADDITION, THIS DOCUMENT MAY CONTAIN STATEMENTS, ESTIMATES OR PROJECTIONS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS AS DEFINED UNDER U.S. FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUG STORE INDUSTRY IN GENERAL AND IN THE NEW YORK METROPOLITAN AREA, THE ABILITY TO OPEN AND OPERATE NEW STORES, THE CONTINUED EFFORTS BY PAYERS AND GOVERNMENT AGENCIES TO REDUCE PRESCRIPTION REIMBURSEMENT RATES AND PRESCRIPTION DRUG BENEFITS, THE STRENGTH OF THE ECONOMY IN GENERAL, THE ECONOMIC CONDITIONS IN THE NEW YORK GREATER METROPOLITAN AREA, CHANGES IN FEDERAL AND STATE LAWS AND REGULATIONS, INCLUDING THE POTENTIAL IMPACT OF CHANGES IN REGULATIONS SURROUNDING THE IMPORTATION OF PHARMACEUTICALS FROM FOREIGN COUNTRIES AND CHANGES IN LAWS GOVERNING MINIMUM WAGE REQUIREMENTS, CHANGES IN THE COMPANY'S OPERATING
STRATEGY, CAPITAL EXPENDITURE PLANS OR DEVELOPMENT PLANS, THE OUTCOME OF PENDING LITIGATION, THE COMPANY'S ABILITY TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACY AND OTHER PERSONNEL, THE COMPANY'S SIGNIFICANT INDEBTEDNESS, LABOR DISTURBANCES, THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK GREATER METROPOLITAN AREA AND ANY ACTIONS THAT MAY BE TAKEN IN RESPONSE, DEMOGRAPHIC CHANGES, THE COMPANY'S ABILITY TO LIMIT FRAUD AND SHRINK, THE OUTCOME OF MATTERS RELATING TO THE RESTATEMENT OF THE COMPANY'S FINANCIAL STATEMENTS AND THE RELATED INVESTIGATION AND RECALLS OF PHARMACEUTICAL PRODUCTS DUE TO HEALTH CONCERNS OR OTHER REASONS. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN DUANE READE'S REPORTS FILED WITH THE SEC FROM TIME TO TIME, INCLUDING ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K. YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY FEDERAL SECURITIES LAWS, WE DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                     # # #

                          DUANE READE HOLDINGS, INC.
              Consolidated Statements of Operations (Preliminary)
                                  (Unaudited)
                                (In thousands)

                                                              FOR THE              FOR THE
                                                              13 WEEKS             13 WEEKS
                                                               ENDED                ENDED
                                                             ---------            ---------
                                                             March 31,             April 1,
                                                                2007                 2006
                                                             ---------            ---------
Net sales                                                    $ 414,388            $ 385,869
Cost of sales                                                  333,379              310,396
                                                             ---------            ---------
Gross profit                                                    81,009               75,473
                                                             ---------            ---------
Selling, general & administrative expenses                      72,744               69,464
Labor contingency income                                            --              (18,004)
Depreciation and amortization                                   18,037               18,678
Store pre-opening expenses                                         150                   50
Other (see table 6)                                              5,018                1,102
                                                             ---------            ---------
                                                                95,949               71,290
                                                             ---------            ---------
Operating (loss) income                                        (14,940)               4,183
Interest expense, net                                           14,435               13,738
                                                             ---------            ---------
Loss before income taxes                                       (29,375)              (9,555)
Income tax expense                                               1,160                  309
                                                             ---------            ---------
Net loss                                                     $ (30,535)           $  (9,864)
                                                             =========            =========

                          DUANE READE HOLDINGS, INC.
                   Consolidated Balance Sheets (Preliminary)
                                  (Unaudited)
                                (In thousands)

                                                             March 31,         December 30,
                                                                2007               2006
                                                             ---------          ---------
Current Assets
       Cash                                                   $   1,359         $   1,395
       Receivables, net (1)                                      53,965            57,181
       Inventories                                              220,090           218,924
       Deferred Income Taxes                                        871             2,412
       Prepaid Expenses and Other Current Assets                 26,693            25,659
                                                              ---------         ---------
         Total Current Assets                                   302,978           305,571

Property and Equipment, net                                     206,081           208,148
Goodwill                                                         70,384            70,384
Other Assets, net (2)                                           207,745           214,461
                                                              ---------         ---------
         Total Assets                                         $ 787,188         $ 798,564
                                                              =========         =========

Current Liabilities
       Accounts Payable (3)                                   $  86,252         $  83,410
       Accrued Expenses (4)                                      48,978            55,679
       Current Portion of Debt and Capital Leases (5)           164,341           160,295
                                                              ---------         ---------
         Total Current Liabilities                              299,571           299,384

Long Term Debt and Capital Leases                               411,348           412,169
Deferred Income Taxes                                            29,169            29,604
Other Liabilities (6)                                            70,529            54,670
                                                              ---------         ---------
         Total Liabilities                                      810,617           795,827
                                                              ---------         ---------

Total Stockholders' Equity                                      (23,429)            2,737
                                                              ---------         ---------

         Total Liabilities and Stockholders' Equity           $ 787,188         $ 798,564
                                                              =========         =========

------------
(1) Includes third party pharmacy receivables of $36,597 and $39,274 at March 31, 2007 and December 30, 2006, respectively.

(2) Decrease in other assets from December 30, 2006 is primarily due to the amortization of intangible assets recorded in connection with the Oak Hill acquisition in 2004.

(3) Increase in accounts payable from December 30, 2006 of $2.8 million is primarily due to increased merchandise receivings in advance of the Easter holiday season.

(4) Decrease in accrued expenses from December 30, 2006 is primarily due to the timing of the semi-annual interest payment on the Company's Senior Subordinated Notes.

(5) The outstanding revolver loan balance of $161.2 million at March 31, 2007 and $157.1 million at December 30, 2006 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. This reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(6) Increase in other liabilities from December 30, 2006 is primarily due to the issuance of redeemable preferred stock in connection with the acquisition of certain Gristedes supermarket leases.

                          DUANE READE HOLDINGS, INC.
                         Operating Data (Preliminary)
                                  (Unaudited)
                            (Dollars in thousands)

                                                               FOR THE          FOR THE
                                                              13 WEEKS         13 WEEKS
                                                                ENDED            ENDED
                                                             ----------       ----------
                                                              March 31,        April 1,
                                                                2007             2006
                                                             ----------       ----------
LIFO EBITDA (1)                                              $    3,097       $    4,857
LIFO Expense                                                        600              550
                                                             ----------       ----------
FIFO EBITDA (1)                                              $    3,697       $    5,407
                                                             ----------       ----------

FIFO EBITDA as a percentage of net sales                            0.9%             1.4%

Adjusted FIFO EBITDA (2)                                     $   12,745       $    9,093

Adjusted FIFO EBITDA as a percentage of net sales                   3.1%             2.4%

Capital expenditures                                         $    6,949       $    3,713
Lease acquisitions and other investing activities            $    3,390       $    1,814

Same-store sales growth                                             8.2%             1.8%
Pharmacy same-store sales growth                                    9.0%           -0.5%
Front-end same-store sales growth                                   7.6%             3.9%
Pharmacy sales as a % of net sales                                 47.0%            46.5%
Third Party sales as a % of
   prescription sales                                              93.1%            92.6%

Average weekly prescriptions
   filled per store (3)                                             832              798

Number of stores at end of period                                   245              247
Retail square footage at end of period                        1,722,458        1,715,120
Average store size (sq.ft.) at end of period                      7,030            6,944


(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustments, asset impairment charges, closed store costs, accounting investigation costs and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(3) Comparative stores only, does not include new stores.

                          DUANE READE HOLDINGS, INC.
        Reconciliation of Net Sales to Retail Store Sales (Preliminary)
                                  (Unaudited)
                                (in thousands)

                                                               FOR THE               FOR THE
                                                              13 WEEKS              13 WEEKS
                                                                ENDED                 ENDED
                                                             ----------            ----------
                                                              March 31,             April 1,
                                                                2007                  2006
                                                             ----------            ----------
Net sales                                                    $ 414,388             $ 385,869
Resale activity                                                 14,436                11,442
                                                             ---------             ---------
Retail store sales                                           $ 399,952             $ 374,427
                                                             =========             =========

                   Reconciliation of EBITDA to Net Loss and
              Net Cash Used in Operating Activities (Preliminary)
                          (Unaudited) (in thousands)

                                                              FOR THE               FOR THE
                                                              13 WEEKS              13 WEEKS
                                                                ENDED                 ENDED
                                                             ----------            ----------
                                                              March 31,             April 1,
                                                                2007                  2006
                                                             ---------             ---------
FIFO EBITDA                                                  $   3,697             $   5,407
LIFO Expense                                                       600                   550
                                                             ---------             ---------
LIFO EBITDA                                                      3,097                 4,857

Depreciation and amortization                                  (18,037)              (18,678)
Labor contingency income                                            --                18,004
Interest expense                                               (14,435)              (13,738)
Income tax provision                                            (1,160)                 (309)
                                                             ---------             ---------
Net loss                                                     $ (30,535)            $  (9,864)
                                                             ---------             ---------

Net loss                                                       (30,535)               (9,864)
Adjustments to reconcile net loss
     to cash used in operating activities:
  Depreciation and amortization                                 18,950                19,741
  Deferred tax provision                                         1,107                   276
  Non-cash rent expense                                          3,516                 2,559
  Other non-cash expense                                         1,876                    25
Changes in operating assets and liabilities
(net of effect of acquisitions):
  Receivables                                                    3,216                 5,468
  Inventories                                                   (1,166)                2,863
  Accounts payable                                               2,842                12,499
  Prepaid and accrued expenses                                  (7,735)               (6,264)
  Other assets/liabilities, net                                  2,262               (27,476)
                                                             ---------             ---------
Cash used in operating activities                            $  (5,667)            $    (173)
                                                             ---------             ---------


Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above                                         $   3,697             $   5,407

Non-cash rent expense                                            3,516                 2,559
Former CEO-related expenses                                      2,404                   625
Oak Hill management fee                                            312                   312
Closed store costs                                               1,689                    --
Accounting investigation costs                                     385                    --
Other                                                              742                   190
                                                             ---------             ---------
Adjusted FIFO EBITDA                                         $  12,745             $   9,093
                                                             =========             =========

                          DUANE READE HOLDINGS, INC.
                  Reconciliation of Range of Projected EBITDA
                           to Net Loss (Preliminary)
                                  (Unaudited)
                                (in thousands)


                                                  For the 52 Weeks Ended
                                                    December 29, 2007
                                            ---------------------------------

Net sales                                   $ 1,655,000           $ 1,675,000
Resale activity                                  50,000                50,000
                                            -----------           -----------
Retail store sales                          $ 1,605,000           $ 1,625,000
                                            ===========           ===========


EBITDA (Adjusted FIFO Basis)                $    76,000           $    80,000

Deferred rent expense                           (10,100)              (10,100)
Other expense (1)                                (8,900)               (8,900)
                                            -----------           -----------
EBITDA (FIFO Basis)                              57,000                61,000

LIFO expense                                     (2,500)               (2,500)
                                            -----------           -----------
EBITDA (LIFO Basis)                              54,500                58,500

Depreciation and amortization expense           (71,600)              (71,600)
Interest expense                                (54,400)              (54,400)
Income taxes                                     (2,500)               (2,500)
                                            -----------           -----------
Net loss                                    $   (74,000)          $   (70,000)
                                            ===========           ===========

------------
(1) Includes Oak Hill management fees, stock option expenses in accordance with FAS 123R and expenses attributable to the Company's former CEO.

                          DUANE READE HOLDINGS, INC.
                  Components of "Other Expense" (Preliminary)
                                  (Unaudited)
                                (In thousands)


                                         FOR THE              FOR THE
                                         13 WEEKS             13 WEEKS
                                           ENDED               ENDED
                                         ---------           ---------
                                         March 31,            April 1,
                                           2007                 2006
                                         ---------           ---------
Closed Store Costs                       $   1,689           $       -

Oak Hill Management Fee                        312                 312

Accounting Investigation                       385                   -

Former CEO Matters                           2,404                 625

Other                                          228                 165

                                         ---------           ---------
Total Other Expense                      $   5,018           $   1,102
                                         =========           =========